Exhibit 99.1

NEWS

2550 North Loop West, Suite 400

Houston, TX 77092

(713) 861-2500

FOR IMMEDIATE RELEASE

GOODMAN BOARD ELECTS TWO NEW DIRECTORS

HOUSTON, June 30, 2006 –Goodman Global, Inc. (NYSE: GGL) announced today the appointment of two new members to its Board of Directors: John J. Hannan, chief executive officer of Apollo Investment Corporation, and James H. Schultz, retired president of the Trane Commercial Air Conditioning Group, a division of the American Standard Companies.

“The addition of John Hannan and James Schultz to our board strengthens both our business management expertise and our HVAC industry experience,” said Charles A. Carroll, president and chief executive officer for Goodman Global, Inc. “We are pleased to have these distinguished businessmen join us.”

John J. Hannan is a co-founder of and has been a senior partner at Apollo Management, L.P. since 1990. Mr. Hannan also is a director of Apollo Investment Corporation, a public investment fund, and of Vail Resorts, Inc. In addition, he serves on the board of directors of several non-profit and community organizations. Mr. Hannan received a Bachelor of Business Administration degree, summa cum laude, from Adelphia University and a Master of Business Administration degree from the Harvard Business School.

James H. Schultz retired in 2001 as president of American Standard Companies’ Trane Commercial Air Conditioning Group, a position he had held since 1998. During his 31 years with American Standard, Mr. Schultz held a variety of leadership roles, including sales, operations and executive management. He has been a member of the board of directors for and is a past chairman of the Air Conditioning and Refrigeration Institute. Mr. Schultz is also a member of the boards of Comfort Systems USA, Inc. and Twin City Fan, and he currently serves on The Engineering College Industry Advisory Board. He is a graduate of Iowa State University with a Bachelor of Science degree in Industrial Engineering.

Mr. Hannan, whose term as director will expire at the annual meeting in 2008, will serve as a member of the Corporate Governance and Nominating Committee. Mr. Schultz, whose term will expire at the annual meeting in 2007, will serve as a member of the Board’s Audit Committee.

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GOODMAN BOARD ELECTS TWO NEW DIRECTORS

June 30, 2006

About Goodman

Houston-based Goodman Global, Inc. is the second-largest domestic unit manufacturer of heating, ventilation and air conditioning products for residential and light-commercial use. Goodman’s products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names, and are sold through company-operated and independent distribution networks with more than 700 total distribution points throughout North America. For more information about Goodman, visit www.goodmanglobal.com.

Investor Relations Contact:	Media Relations Contact:
Richard Bajenski Vice President, Investor Relations (713) 263-5059 richard.bajenski@goodmanmfg.com	Courtneye Barrett Manager, Public Relations (713) 263-5485 or (832) 419-1697 (mobile) courtneye.barrett@goodmanmfg.com

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Amana® is a trademark of Maytag Corporation and is used under license to Goodman Company, L.P. All rights reserved.